Exhibit 99.1

MEDIA CONTACT:                      STOCKHOLDER CONTACT:
Mary Ann Susco                      Heather Gentry
(212) 850-1382                      212/850-1408
suscom@jwseligman.com               gentryh@jwseligman.com

        SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND ANNOUNCES INITIAL
            QUARTERLY DISTRIBUTION: 7% ANNUAL RATE FOR IPO INVESTORS

NEW YORK, July 30, 2007 - The Board of Directors of Seligman LaSalle International Real Estate Fund (NYSE: SLS) today declared a second quarter distribution of $0.4375 per share, equal to 1.75% of the $25.00 offering price. Distributions will be paid on September 6, 2007 to Stockholders of record on August 28, 2007. The ex-dividend date is August 24, 2007. Unless they have elected otherwise, Stockholders will receive all of their distribution in additional shares.

Seligman LaSalle International Real Estate Fund is a closed-end investment company that trades on the New York Stock Exchange. Its primary investment objective is long-term capital appreciation, with current income as a secondary objective.

"We are pleased to be paying our first quarterly dividend on Seligman LaSalle International Real Estate Fund," says Charles Kadlec, Managing Director of J. &
W. Seligman & Co. Incorporated. "We believe that international real estate represents an important investment opportunity for investors looking for growth, income, and diversification."

The Fund is sub-advised by LaSalle Investment Management (Securities) LP and LaSalle Investment Management Securities BV, (together, "LaSalle Securities"). LaSalle Securities is a leading real estate securities manager and an operationally independent subsidiary of Jones Lang LaSalle Incorporated, a leading global property services company.

The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. Closed-end funds frequently trade at a discount to their net asset values.

Real estate investments may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments. The Fund is a "non-diversified" mutual fund and thus may hold fewer securities than other funds. A decline in the value of those investments would cause the Fund's overall value to decline to a greater degree than if the Fund held a more diversified portfolio.

Dividends paid by the Fund will be taxable as ordinary income. It is not expected that income dividends paid by the Fund will be eligible for the reduction in dividend tax rates set forth in the Jobs and Growth Tax Relief Reconciliation Act of 2003.

There is no guarantee that the Fund's investment goals/objectives will be met, and you could lose money.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing or sending money.

The Fund's shares do not represent a deposit in or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not insured by the FDIC, the Federal Reserve Board or any other government agency. There is no assurance that the Corporation will achieve its investment objectives and investors could lose money.

About the Fund's Investment Manager

J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, was founded in 1864. In addition to providing management and advisory services to institutional clients, the firm and its affiliates provide individuals a broad array of investment options, including the US-based Seligman Group of Funds with more than 60 portfolios. Additionally, the firm manages Tri-Continental Corporation, which is traded on the New York Stock Exchange, and a range of offshore investments available exclusively for non-US investors. J. &
W. Seligman & Co. Incorporated has an additional office in Palo Alto, California. Seligman Advisors, Inc. is the principal underwriter for the Seligman mutual funds. Seligman Services, Inc. provides client services to shareholders. Seligman Advisors, Inc. and Seligman Services, Inc. are members of the NASD and are each an affiliate of J. & W. Seligman & Co. Incorporated.

About the Fund's Subadvisers

LaSalle Investment Management (Securities) L.P., with offices in Baltimore and Hong Kong, and LaSalle Investment Management (Securities) B.V., located in Amsterdam (collectively, "LaSalle Securities"), provide subadvisory services to the Fund. LaSalle Securities is a leading real estate securities investment manager for pension funds, as well as institutional and retail investors around the globe. With more than 20 years investment experience, LaSalle Securities had approximately $10 billion of assets under management in listed real estate securities at June 30, 2007, including US, European, international, and global mandates. LaSalle Securities is part of LaSalle Investment Management, and as such benefits from the resources of both LaSalle Investment Management and its parent company, Jones Lang LaSalle Incorporated, a NYSE-listed real estate services company.